EXHIBIT 4.9

                        SALIVA DIAGNOSTICS SYSTEMS, INC.
                              11719 NE 95TH STREET
                               VANCOUVER, WA 98682
                                TEL: 360/696-4800
                                FAX: 360/254-7942



                                  May 28, 1997



Tail Wind Fund Ltd.
Joseph Kaufman
c/o Richard L. Stone
919 Third Avenue, 11th Floor
New York, New York  10022

Gentlemen:

                  This letter will confirm that, notwithstanding anything to the contrary contained in that certain Convertible Securities Subscription Agreement dated as of March 12, 1997 (the "Subscription Agreement") and that certain 7.5% Convertible Debenture referenced in the Subscription Agreement (the "Debenture") the Tail Wind Fund Ltd. and Joseph Kaufman, on or prior to June 5, 1997 shall convert to common stock in one or more transactions a minimum of $800,000 of principal amount of Debentures pursuant to the conversion terms and conditions set forth in the Subscription Agreement and the Debenture (the "Early Conversions"). The shares received upon the Early Conversions shall be defined as the Early Conversion Shares. Each of you shall further be entitled to shares of common stock of the Company in addition to the Early Conversion Shares if, during any single five day period designated by each of you (no more than one time) in writing to us, during the 120 day period succeeding the later of (a) the last date of the Early Conversions, or (b) the date upon which the Registration Statement referenced in the Subscription Agreement is declared effective, the Conversion Price as defined in the Debenture, on the day after the end of such designated five-day period (the "Additional Share Conversion Price") would be less than the Conversion Price attributable to such Early Conversions. The number of such additional shares to be issued to you shall be the difference between (i) the number of shares which would have been issued upon conversion of the Early Conversion amount at the Additional Share Conversion Price, and (ii) the number of Early Conversion Shares. All such additional shares shall be subject to the registration rights provided in the Registration Rights Agreement described in the Subscription Agreement.

                  In consideration of the Company's agreement to issue the additional shares as herein provided, each of you agrees not to sell, commit to sell or otherwise transfer any of the Early Conversion Shares and additional shares (collectively the "Early Conversion Shares") except as follows: (a) up to one-third of the Early Conversion Shares at any time from and after
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Tail Wind Fund Ltd.
May 28, 1997
Page 2


June 12, 1997; (b) up to an aggregate of two-thirds of the Early Conversion Shares at any time from and after July 12, 1997; and (c) up to an aggregate of 100% of the Early Conversion Shares at any time from and after August 12, 1997.

                  Section 3.1(a) of the Debentures is hereby amended to provide that 100% of the Debentures are convertible immediately. Except as otherwise herein provided, all of the other terms and provisions of the Subscription Agreement and all documents referenced therein shall remain in full force and effect (including, without limitation, any penalties which may result from failure to register the shares receivable upon conversion of the Debenture within the time frames set forth in the documents).

                  If the foregoing correctly sets forth our understanding, please execute this agreement in the lower left hand side whereupon it shall become a binding agreement.

                                        Sincerely,

                                        Saliva Diagnostic Systems, Inc.

                                        By:  /s/ Kenneth J. McLachlan
                                             -----------------------------------
                                             Kenneth J. McLachlan, President

Agreed and accepted:

The Tail Wind Fund Ltd.

By:  /s/ Sherrill Pletcher
     ---------------------------------
     Name: Sherrill Pletcher

/s/ Joseph Kaufman
--------------------------------------
Joseph Kaufman